EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-155207 and 333-122400) and Form S-8 (File Nos. 333-157124, 333-146571, 333-137200, 333-132620, and 333-61325) of our report dated September 24, 2009, with respect to the consolidated financial statements of Media Sciences International, Inc. and Subsidiaries as of and for the years ended June 30, 2009 and 2008, which appears in the June 30, 2009 Annual Report on Form 10-K.

/s/ Amper, Politziner & Mattia, LLP

September 24, 2009

New York, New York